Exhibit 10.1

THIS NOTE AND THE COMMON SHARES ISSUABLE UPON CONVERSION OF THIS NOTE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED.  THIS NOTE AND THE COMMON SHARES ISSUABLE UPON CONVERSION OF THIS NOTE MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT AS TO THIS NOTE UNDER SAID ACT OR AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO ARTEMIS INTERNATIONAL SOLUTIONS CORP., THAT SUCH REGISTRATION IS NOT REQUIRED.

SECURED CONVERTIBLE NOTE

FOR VALUE RECEIVED, ARTEMIS INTERNATIONAL SOLUTIONS CORP., a Delaware corporation (hereinafter called the “Borrower”), hereby promises to pay to LAURUS MASTER FUND, LTD., c/o Ironshore Corporate Services Ltd., P.O. Box 1234 G.T., Queensgate House, South Church Street, Grand Cayman, Cayman Islands, Fax: 345-949-9877 (the “Holder”) or its registered assigns, on order, without demand, the sum of Five Million Dollars ($5,000,000), or such other amount as may due and owing from time to time by Borrower to Holder pursuant to the terms of the Security Agreement (as hereafter defined) (the “Principal Amount”), together with any accrued and unpaid interest, on August 14, 2006 (the “Maturity Date”).

Capitalized terms used herein without definition shall have the meanings ascribed to such terms in the Security Agreement between the Borrower and the Holder dated the date hereof (as amended, modified and supplemented from time to time, the “Security Agreement”).

The following terms shall apply to this Note:

ARTICLE I

INTEREST

1.1.  Interest Rate.  Subject to Section 1.2 hereof, interest on this Note shall be payable at the Contract Rate in accordance with the terms of the Security Agreement.

1.2.  Default Rate.  Following the occurrence and during the continuance of an Event of Default, interest on this Note shall be payable at the Default Rate.

ARTICLE II

ADVANCES UNDER NOTE

2.1.  Mechanics of Advances.  All Revolving Credit Advances evidenced by this Note shall be made in accordance with the terms and provisions of the Security Agreement.

ARTICLE III

CONVERSION RIGHTS

3.1.  Optional Conversion. Subject to the terms of this Article III, the Holder shall have the right, but not the obligation, at any time until the Maturity Date or thereafter during an Event of Default (as defined in Article V), to convert all or any portion of the outstanding Principal Amount and/or accrued interest and fees due and payable into fully paid and nonassessable shares of Common Stock at the conversion price set forth in Section 3.2 (the “Conversion Price”). The shares of Common Stock to be issued upon such conversion are herein referred to as the “Conversion Shares.”

3.2.  Conversion Price. Subject to adjustment as provided in Section 3.6 hereof, the Conversion Price per share shall be $2.50 (the “Fixed Conversion Price). Notwithstanding the foregoing, the Fixed Conversion Price shall be adjusted upward immediately following any conversion under Sections 3.1 and/or 3.9 hereof resulting in the issuance on a cumulative basis of any multiple of 190,000 shares (each, a “Specified Event”).  Following the occurrence of each Specified Event, the Fixed Conversion Price shall be adjusted upward based on a formula equal to the volume weighted average closing prices for the Common Stock on the Principal Market, or on any securities exchange or other securities market on which the Common Stock is then being listed or traded, for the five (5) trading days immediately prior to the occurrence of the Specified Event.

3.3.  Conversion Limitation. Notwithstanding anything contained herein to the contrary, the Holder shall not be entitled to convert pursuant to the terms of this Note an amount that would be convertible into that number of Conversion Shares which would exceed the difference between the number of shares of Common Stock beneficially owned by such holder or issuable upon exercise of warrants held by such holder and 2.5% of the outstanding shares of Common Stock of the Borrower.  For the purposes of the immediately preceding sentence, beneficial ownership shall be determined in accordance with Section 13(d) of the Exchange Act and Regulation 13d-3 thereunder.  The Holder may void the Conversion Share limitation described in this Section 3.3 upon an Event of Default if the Event of Default is not otherwise cured or waived.

3.4.  Mechanics of Conversion. In the event that the Holder elects to convert this Note into Common Stock, the Holder shall give notice of such election by delivering an executed and completed notice of conversion (“Notice of Conversion”) to the Borrower and such Notice of Conversion shall provide a breakdown in reasonable detail of the amount of Principal Amount, accrued interest and fees that are being converted.  On each Conversion Date (as hereinafter defined) and in accordance with its Notice of Conversion, the Holder shall make the appropriate reduction to the Principal Amount, accrued interest and fees as entered in its records and shall provide written notice thereof to the Borrower within two (2) business days after the Conversion Date.  Each date on which a Notice of Conversion is delivered or telecopied to the Borrower in accordance with the provisions hereof shall be deemed a Conversion Date (the “Conversion Date”).  A form of Notice of Conversion that may be employed by the Holder is annexed hereto as Exhibit A.  The Borrower will cause the transfer agent to transmit the certificates representing the Conversion Shares to the Holder by crediting the account of the

Holder’s designated broker with the Depository Trust Corporation (“DTC”) through its Deposit Withdrawal Agent Commission (“DWAC”) system within three (3) business days after receipt by the Borrower of the Notice of Conversion (the “Delivery Date”).

In the case of the exercise of the conversion rights set forth herein the conversion privilege shall be deemed to have been exercised and the Conversion Shares issuable upon such conversion shall be deemed to have been issued upon the date of receipt by the Borrower of the Notice of Conversion.  The Holder shall be treated for all purposes as the record holder of such Common Stock, unless the Holder provides the Borrower written instructions to the contrary.

3.5.  Late Payments. The Borrower understands that a delay in the delivery of the shares of Common Stock in the form required pursuant to this Article beyond the Delivery Date could result in economic loss to the Holder.  As compensation to the Holder for such loss, the Borrower agrees to pay late payments to the Holder for late issuance of such shares in the form required pursuant to this Article III upon conversion of the Note, in the amount equal to the greater of (i) $500 per business day after the Delivery Date and (ii) the Holder’s actual damages from such delayed delivery.  The Borrower shall pay any payments incurred under this Section in immediately available funds upon demand and, in the case of actual damages, accompanied by reasonable documentation of the amount of such damages.

3.6.  Adjustment Provisions. The Fixed Conversion Price and number and kind of shares or other securities to be issued upon conversion determined pursuant to Sections 3.1 and 3.2, shall be subject to adjustment from time to time upon the happening of certain events while this conversion right remains outstanding, as follows:

A.            Reclassification, etc.  If the Borrower at any time shall, by reclassification or otherwise, change the Common Stock into the same or a different number of securities of any class or classes, this Note, as to the unpaid Principal Amount and accrued interest thereon, shall thereafter be deemed to evidence the right to purchase an adjusted number of such securities and kind of securities as would have been issuable as the result of such change with respect to the Common Stock immediately prior to such reclassification or other change.

B.            Stock Splits, Combinations and Dividends.  If the shares of Common Stock are subdivided or combined into a greater or smaller number of shares of Common Stock, or if a dividend is paid on the Common Stock in shares of Common Stock, the Fixed Conversion Price shall be proportionately reduced in case of subdivision of shares or stock dividend or proportionately increased in the case of combination of shares, in each such case by the ratio which the total number of shares of Common Stock outstanding immediately after such event bears to the total number of shares of Common Stock outstanding immediately prior to such event.

C.            Share Issuances.  Subject to the provisions of this Section 3.6, if the Borrower shall at any time prior to the conversion or repayment in full of the Principal Amount issue any shares of Common Stock to a person other than the Holder (other than issuance of shares (i) pursuant to Subsections A or B above; (ii) pursuant to options, warrants, or other obligations to issue shares outstanding on the date hereof as disclosed to Holder in writing; or (iii) pursuant to options that may be issued under any employee incentive stock option and/or any qualified stock option plan adopted by the Borrower for a consideration per share (the “Offer Price”) less than the Fixed Conversion Price in effect at the time of such issuance), then the Fixed Conversion Price shall be immediately reset to such lower Offer Price. For purposes hereof, the issuance of any security of the Borrower convertible into or exercisable or exchangeable for Common Stock shall result in an adjustment to the Fixed Conversion Price only upon the conversion, exercise or exchange of such securities.

D.            Computation of Consideration. For purposes of any computation respecting consideration received pursuant to Subsection C above, the following shall apply:

(a)           in the case of the issuance of shares of Common Stock for cash, the consideration shall be the amount of such cash, provided that in no case shall any deduction be made for any commissions, discounts or other expenses incurred by the Company for any underwriting of the issue or otherwise in connection therewith;

(b)           in the case of the issuance of shares of Common Stock for a consideration in whole or in part other than cash, the consideration other than cash shall be deemed to be the fair market value thereof as determined in good faith by the Board of Directors of the Company (irrespective of the accounting treatment thereof); and

(c)           in the case of the issuance of securities convertible into or exchangeable for shares of Common Stock, the aggregate consideration received therefor shall be deemed to be the consideration received by the Company for the issuance of such securities plus the additional minimum consideration, if any, to be received by the Company upon the conversion or exchange thereof (the consideration in each case to be determined in the same manner as provided in clauses (a) and (b) of this Subsection (D)).

3.7.  Reservation of Shares. During the period the conversion right exists, the Borrower will reserve from its authorized and unissued Common Stock a sufficient number of shares to provide for the issuance of Common Stock upon the full conversion of this Note subject to the limitations provided for in Section 3.3.  The Borrower represents that upon issuance, such shares will be duly and validly issued, fully paid and non-assessable.  The Borrower agrees that its issuance of this Note shall constitute full authority to its officers, agents, and transfer agents who are charged with the duty of executing and issuing stock certificates to execute and issue the necessary certificates for shares of Common Stock upon the conversion of this Note.

3.8.  Registration Rights.  The Holder has been granted registration rights with respect to the shares of Common Stock issuable upon conversion of this Note as more fully set forth in a Registration Rights Agreement dated the date hereof.

3.9.  Required Conversion.  In the event that the Common Stock trades on the Principal Market at a price greater than 115% of the Fixed Conversion Price for a period of at least eleven (11) consecutive trading days, then the Borrower may, at its sole option, provide the Holder irrevocable written notice (“Call Notice”) requiring the conversion at the Fixed Conversion Price of all or a portion of the Note held by the Holder (subject to the limitation provided for in Section 3.3) as of the date set forth in such Call Notice (the “Call Date”). The Call Date shall be at least eleven (11) trading days following the date of the Call Notice, provided a registration statement covering resales of that number of Conversion Shares provided for in the Call Notice has been declared effective and is available for use.  The number of Conversion Shares to be issued in connection with any such conversion pursuant to a particular Call Notice pursuant to this Section 3.9 shall not exceed 25% of the aggregate dollar trading volume of the Common Stock for the eleven (11) trading days immediately preceding the Call Date.  If the price of the Common Stock falls below 115% of the Conversion Price during the eleven (11) trading day period preceding the Call Date, then the Holder will no longer be required to convert the Note pursuant to such Call Notice.

ARTICLE IV

EVENT OF DEFAULT

The occurrence of any of the following events is an Event of Default (“Event of Default”):

4.1.  Failure to Pay Principal, Interest or other Fees.  The Borrower fails to pay any installment of principal, interest or other fees hereon or on any other promissory note issued pursuant to the Security Agreement, when due, provided however, that the Company shall have five (5) business days to cure such payment default.

4.2.  Breach of Covenant.  The Borrower breaches any covenant or other term or condition of this Note in any material respect and such breach, if subject to cure, continues for a period of ten (10) days after the occurrence thereof.

4.3.  Breach of Representations and Warranties.  any material representation, warranty or statement made by the Company or the Subsidiary Guarantor hereunder, in any Ancillary Agreement, any certificate, statement or document delivered pursuant to the terms hereof, or in connection with the transactions contemplated by this Agreement should at the time made be false or misleading in any material respect;.

4.4.  Receiver or Trustee.  if the Company or the Subsidiary Guarantor shall (i) apply for, consent to or suffer to exist the appointment of, or the taking of possession by, a receiver, custodian, trustee or liquidator of itself or of all or a substantial part of its property, (ii) make a general assignment for the benefit of creditors, (iii) commence a voluntary case under the federal bankruptcy laws (as now or hereafter in effect), (iv) be adjudicated a bankrupt or insolvent, (v) file a petition seeking to take advantage of any other law providing for the relief of debtors, (vi) acquiesce to, or fail to have dismissed, within thirty (30) days, any petition filed against it in any involuntary case under such bankruptcy laws, or (vii) take any action for the purpose of effecting any of the foregoing;

4.5.  Judgments.  Any money judgment, writ or similar final process shall be entered or filed against the Borrower or any of its property or other assets for more than $250,000, and shall remain unvacated, unbonded or unstayed for a period of ninety (90) days.

4.6.  Intentionally omitted.

4.7.  Stop Trade.  An SEC stop trade order or Principal Market trading suspension of the Common Stock for 5 consecutive days or 5 days during a period of 10 consecutive days, excluding in all cases a suspension of all trading on a Principal Market.

4.8.  Default Under Related Agreement.  The occurrence of an Event of Default under and as defined in the Security Agreement.

ARTICLE V

5.1.  Cumulative Remedies.  The remedies under this Note shall be cumulative.

ARTICLE VI

MISCELLANEOUS

6.1.  Failure or Indulgence Not Waiver.  No failure or delay on the part of the Holder hereof in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege.  All rights and remedies existing hereunder are cumulative to, and not exclusive of, any rights or remedies otherwise available.

6.2.  Notices.  Any notice herein required or permitted to be given shall be in writing and provided in accordance with the terms of the Security Agreement.

6.3.  Amendment Provision.  The term “Note” and all reference thereto, as used throughout this instrument, shall mean this instrument as originally executed, or if later amended or supplemented, then as so amended or supplemented.

6.4.  Assignability.  This Note shall be binding upon the Borrower and its successors and assigns, and shall inure to the benefit of the Holder and its successors and assigns, and may be assigned by the Holder.

6.5.  Cost of Collection.  If default is made in the payment of this Note, the Borrower shall pay the Holder hereof reasonable costs of collection, including reasonable attorneys’ fees.

6.6.  Governing Law, Dispute Resolution.

(a)     This agreement and the ancillary agreements shall be governed by and construed and enforced in accordance with the laws of the state of New York applicable to contracts made and performed in such state, without regard to the conflicts of law provisions thereof

(b) Any dispute, controversy or claim arising under, out of or relating to this Agreement, including, without limitation, its formation, validity, binding effect,

interpretation, performance, breach or termination, as well as non-contractual claims, shall be referred to and finally determined by arbitration in accordance with the Commercial Arbitration Rules (“Rules”) of the American Arbitration Association (“AAA”) and conducted by a single arbitrator in accordance with the Rules in the City of New York, State of New York.  In the event of any conflict between this Agreement and such rules, the provisions of this Agreement shall govern.

(c) The arbitrator shall not have the authority, power, or right to alter, change, amend, modify, add, or subtract from any provision of this Agreement or to award punitive damages. The decision of the arbitrator shall be final and incontestably binding upon the parties and not subject to appeal.  Judgment upon any award may be entered in any court of competent jurisdiction.  Each party shall share equally the fees and expenses of the arbitrator.  Prevailing party shall be entitled to recover from the opposing party all attorneys fees, costs, expenses, and costs of arbitration.  This arbitration provision shall be deemed to be self-executing, and in the event that either party fails to appear at any properly noticed arbitration proceeding, an award may be entered against such party notwithstanding said failure to appear.

6.7.  Maximum Payments.  Nothing contained herein shall be deemed to establish or require the payment of a rate of interest or other charges in excess of the maximum permitted by applicable law.  In the event that the rate of interest required to be paid or other charges hereunder exceed the maximum permitted by such law, any payments in excess of such maximum shall be credited against amounts owed by the Borrower to the Holder and thus refunded to the Borrower.

6.8.  Security Interest.  The Holder of this Note has been granted a security interest in certain assets of the Borrower more fully described in the Security Agreement.

6.9.  Construction.  Each party acknowledges that its legal counsel participated in the preparation of this Note and, therefore, stipulates that the rule of construction that ambiguities are to be resolved against the drafting party shall not be applied in the interpretation of this Note to favor any party against the other.

IN WITNESS WHEREOF, the Borrower has caused this Note to be signed in its name effective as of this 14th day of August, 2003.

ARTEMIS INTERNATIONAL SOLUTIONS CORPORATION

By:

WITNESS:

NOTICE OF CONVERSION

(To be executed by the Holder in order to convert the Note)

The undersigned hereby elects to convert $                   of the principal and $                   of the interest due on the Note issued by ARTEMIS INTERNATIONAL SOLUTIONS CORPORATION on June 30, 2003 into Shares of Common Stock of ARTEMIS INTERNATIONAL SOLUTIONS CORPORATION (the “Company”) according to the conditions set forth in such Note, as of the date written below.

Date of Conversion:

Conversion Price:

Shares To Be Delivered:

Signature:

Print Name:

Address: